The following matters were submitted to a vote
of stockholders at the Fund's 1999 Annual Meeting
 of Stockholders held on October 15, 1999
as adjourned and reconvened on October 29,
1999 and November 12, 1999, respectively:
To amend the Fund's investment mandate and
corresponding investment policies and
restrictions.
The votes were cast:
For (5,950,415)		Against (1,961,206)
To amend the Fund's investment restrictions
on senior securities and related restrictions
on commodity contracts, margin and short sales.
The votes were cast:	For (5,840,323)
Against (2,500,038)
To amend the Fund's investment restriction
to permit securities lending.
The votes were cast:	For (6,314,346)
Against (1,501,004)
To approve a new Investment Advisory
Agreement between the Fund and Dresdner
RCM Global Investors LLC.
The votes were cast:	For (7,867,398)
Against (759,866)
To approve a Subadvisory Agreement
among Dresdner RCM, Kleinwort Benson
Investment Management Americas Inc. and the Fund.
The votes were cast:	For (7,820,649)
Against (798,394)
To elect two Class II Directors,
each to hold office for a term of three
years and until his successor is duly
elected and qualified.
Luke D. Knecht
The votes were cast:	For (7,199,024)
Withheld (1,362,549)
Stephen K. West
The votes were cast:	For (7,189,105)
Withheld (1,372,462)
The terms of office for the following
Directors continued after the meeting:
Sir Robert C. Cotton, James J. Foley,
The Earl of Limerick, Leonard T. Hinde and
G. William Miller.
To ratify the selection of
PricewaterhouseCoopers LLP as Independent
Accountants for the Fund for the fiscal year
ending October 31, 1999.
The votes were cast:
For (7,946,934)	Against (489,462)
		Sub-Item 77C




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